UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 1, 2008

SCHMITT INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Oregon	000-23996	93-1151989
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File Number)	Identification Number)

2765 N.W. Nicolai Street Portland, Oregon		97210-1818
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (503) 227-7908

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2008, Schmitt Industries, Inc. (the “Company”) approved the appointment of James A. Fitzhenry as its new Executive Vice President effective as of June 1, 2008.

Mr. Fitzhenry, age 52, has 30 years of experience in business management.  Prior to joining the Company, he was President of Capital Strategies Group, a federal government business development and government relations firm which he founded in 2007.   Prior to that time, Mr. Fitzhenry served as a management team member of FLIR Inc. for 15 years.    At FLIR, Mr. Fitzhenry held positions of increasing responsibility, and most recently served as its Senior Vice President for Corporate Operations and Law.

In connection with Mr. Fitzhenry’s appointment as Executive Vice President, Mr. Fitzhenry will be entitled to receive an annual base salary of $175,000, a target bonus up to $40,000 as determined by the Compensation Committee, and employee benefits in accordance with the Company’s policies.  In addition, Mr. Fitzhenry will be granted stock options to purchase 50,000 shares of the Company’s common stock pursuant to the Company’s 2004 Stock Option Plan and standard form stock option agreement (the “Grant”). Per the terms of the Grant, options to purchase 12,500 shares will vest on June 1, 2008, and on each of the three successive anniversaries thereafter provided that Mr. Fitzhenry remains employed with the Company on such vesting dates.  The exercise price of the options will be equal to the closing price of the Company’s common stock on the date of the Grant as reported on the NASDAQ Capital Market.

A copy of the press release announcing Mr. Fitzhenry’s appointment is attached as Exhibit 99.1 to this current report on Form
8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press release of the Company dated May 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHMITT INDUSTRIES, INC.

May 1, 2008	By:	/s/ Wayne A. Case

Name: Wayne A. Case
Title: President and CEO

Exhibit Index

Exhibit No.	Description
99.1	Press release of the Company dated May 1, 2008